                                                Exhibit 99.1

JELD-WEN Extends Track Record of Revenue and Earnings Growth with Second Quarter 2021 Results
August 2, 2021

Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE:JELD) today announced results for the three and six months ended June 26, 2021, including second quarter net revenue of $1,245.8 million, net income of $60.7 million, adjusted EBITDA of $148.2 million, earnings per share ("EPS") of $0.60, and adjusted EPS of $0.59. Comparability is to the same period in the prior year, unless otherwise noted. References to "core" financial results exclude the impact of foreign exchange and acquisitions completed in the last twelve months.

Highlights
•Net revenue increased by 25.5% to $1,245.8 million, including a 19% increase in core revenue
•Core revenue increased in all three reporting segments, driven by an acceleration in volume and price realization
•Gross profit increased 33.5% to $291.9 million and gross profit margin expanded 140 basis points to 23.4%
•Adjusted EBITDA increased by 17.9% to $148.2 million
•Repurchased 1,177,757 shares in the quarter for $33.7 million
•Increased share repurchase authorization to $400 million
•Completed successful debt refinancing, extending maturities at attractive interest rates
•Raised full year outlook for revenue and adjusted EBITDA
•Announced divestiture process for Towanda, PA operations, a leading provider of wood fiber composite building products

“JELD-WEN's multi-faceted growth platform and rigorous deployment of our business operating system, the JELD-WEN Excellence Model ("JEM"), are driving consistent growth and profitability improvement across the enterprise,” said Gary S. Michel, president and chief executive officer. "Our associates delivered broad based core revenue growth through profitable share gain and disciplined pricing, driving gross margin expansion in a challenging inflationary environment. Supportive residential new construction and repair and remodel activity, and continued execution of our playbook will drive sustained improvements in revenue, earnings and free cash flow.”

Second Quarter 2021 Results
•Accelerated core revenue growth in each segment, including 21% in North America
•Eleventh consecutive quarter of price realization ahead of inflation
•North America core margin expanded for the fifth consecutive quarter, with an increase of 60 basis points
•Europe core margin expanded for the eighth consecutive quarter, with an increase of 130 basis points
Net revenue for the three months ended June 26, 2021 increased $253.5 million, or 25.5%, to $1,245.8 million, compared to $992.3 million for the same period last year. The increase in net revenue was primarily driven by 19% core revenue growth and a 6% positive impact from foreign exchange. Core revenue growth was driven by a 13% positive contribution from volume/mix and a 6% pricing benefit.
Net income for the second quarter increased $37.6 million to $60.7 million, compared to net income of $23.1 million in the same period last year. The increase in net income was primarily due to higher gross profit from increased volume/mix, positive price/cost realization and operational improvements, partially offset by higher SG&A. Higher SG&A expense was driven by the non-recurrence of significant cost reduction actions related to COVID-19 implemented in the second quarter last year, partially offset by lower legal and professional fees. The effective book income tax rate during the quarter was 26.9%. Adjusted net income for the second quarter increased $12.6 million, or 26.4%, to $60.3 million, compared to $47.7 million in the same quarter last year.
EPS for the second quarter was $0.60, compared to $0.23 for the same quarter last year. Adjusted EPS was $0.59, compared to $0.47 a year ago.

Adjusted EBITDA increased $22.5 million, or 17.9%, to $148.2 million, compared to the same quarter last year. Adjusted EBITDA margin of 11.9% decreased by 80 basis points compared to the prior year. Adjusted EBITDA margin declined as gross margin improvement was offset by higher SG&A expense related to the non-recurrence of prior year COVID-19 cost savings actions.

On a segment basis for the second quarter of 2021, compared to the same period last year:
•North America - Net revenue increased $132.0 million, or 21.7%, to $740.1 million, due to a 21% increase in core revenue. Core revenue increased due to a 13% increase in volume/mix and an 8% pricing benefit. Adjusted EBITDA margin expanded by 60 basis points to 15.6%.
•Europe - Net revenue increased $88.2 million, or 33.7%, to $349.7 million, due to a 21% increase in core revenue and a 13% positive impact from foreign exchange. Core revenue increased primarily due to an 18% increase in volume/mix and a 3% pricing benefit. Adjusted EBITDA margin expanded 60 basis points to 11.4%.
•Australasia - Net revenue increased $33.2 million, or 27.1%, to $155.9 million, due to an 18% favorable foreign exchange impact and a 9% increase in core revenue. Core revenue increased primarily due to an 8% increase in volume/mix and a 1% pricing benefit. Adjusted EBITDA increased $2.8 million, while adjusted EBITDA margin decreased 90 basis points to 11.5%.

Cash Flow and Balance Sheet
•Cash flow from operations of $40.7 million during the first six months of 2021, increased by $2.4 million
•Free cash flow use of $4.0 million in the first six months of 2021, improved by $4.2 million
Cash flow from operations totaled $40.7 million in the first six months of 2021, compared to cash flow from operations of $38.3 million during the same period a year ago. The increase in cash flow from operations was primarily due to higher earnings, partially offset by higher cash interest, cash taxes, and legal settlement payments. Free cash flow use improved $4.2 million to $4.0 million in the first six months of 2021, from $8.2 million a year ago, due to higher earnings and a reduction in capital expenditures.
Cash and cash equivalents as of June 26, 2021 were $618.3 million, compared to $735.8 million as of December 31, 2020. Total debt as of June 26, 2021 was $1.720 billion, compared to $1.768 billion as of December 31, 2020. The company repurchased 1,177,757 shares in the quarter for $33.7 million.
Total liquidity, including cash and cash equivalents and undrawn committed credit facilities, was $1,022.0 million as of June 26, 2021, compared to total liquidity of $1,121.5 million as of December 31, 2020.
On July 28, 2021, JELD-WEN completed a successful debt refinancing, locking in attractive interest rates, bolstering liquidity, and optimizing future debt maturity schedules. The company upsized its existing $400 million Asset Based Revolving Credit Facility to $500 million and extended the maturity date from 2022 to 2026. Additionally, the company issued a $550 million Term B Loan, to refinance its existing Term B Loan of the same amount, and extended the maturity date from 2024 to 2028.

Share Repurchase Authorization
On July 27, 2021, the board of directors authorized an increase to the company’s existing share repurchase program to purchase up to a total of $400 million of the company's common stock. This authorization does not have an expiration date and does not commit the company to repurchase shares of its common stock. The company intends to fund the program with a combination of cash on hand and cash generated from operations. The amount and timing of future repurchases will be determined by management at its discretion and will vary depending on certain factors, including but not limited to market conditions, available funds and alternative uses of capital.
"The upsize of our share repurchase program demonstrates confidence by the board and management in JELD-WEN's multi-faceted growth strategy," said Mr. Michel. "We believe our shares are undervalued and represent an attractive investment opportunity for us. This program provides us with another lever in our disciplined, returns-focused approach to capital deployment."

Divestiture of Towanda, PA Operations
The company also today announced that it will commence a process for the divestiture of its Towanda, PA operations, a leading provider of wood fiber composite building products that includes the MiraTEC exterior trim and Extira product lines. The company will work with the court-appointed special master to complete a sale and intends to maximize the value of the divestiture assets. JELD-WEN has decided not to appeal the decision by the U.S. Court of Appeals for the Fourth Circuit (the “Fourth Circuit”), which upheld the district court’s divestiture ruling in the litigation between the company and Steves and Sons, Inc.
JELD-WEN continues to believe that the litigation lacks merit and denies that the company engaged in any wrongdoing. However, following a thorough review, JELD-WEN has concluded at this time that it is in the best interest of the company and its stakeholders to commence a process for the divestiture of its Towanda, PA operations and certain related assets. The special master has retained an investment bank to evaluate divestiture options for the Towanda facility and oversee an orderly sale process. Although the company will not be seeking Supreme Court review of the Fourth Circuit’s decision, the company retains the legal right to challenge the divestiture process and the final divestiture order.
Mr. Michel said, “The Towanda facility is a leader in wood fiber composite technology with talented associates, a high-performance product portfolio and attractive financial characteristics. It has a long track record of revenue growth, industry leading profit margins, and high cash flow conversion. In addition to these factors, we believe that the business will attract significant interest from buyers, due to the housing and renovation boom and current strong M&A market conditions. JELD-WEN is well-prepared to support the continued growth of our customers post-divestiture. We are excited to continue to provide industry-leading products and services to our customers, and to drive value for shareholders.”
For the year ended December 31, 2020, the Towanda operations generated approximately $205 million of total gross sales, of which approximately $150 million was generated from third party customers.

Updated 2021 Outlook
•Net revenue growth expected to be within a range of 12% to 14%, compared to 8.0% to 11.0% previously
•Adjusted EBITDA anticipated to be within a range of $510 million to $535 million, compared to the previous range of $505 million to $535 million
•Projected capital expenditures are expected to be within a range of $130 million to $140 million, unchanged from the previous outlook

Conference Call Information
JELD-WEN management will host a conference call on August 2, 2021, at 8 a.m. EDT, to discuss the company’s financial results. Interested investors and other parties can access the call either via webcast by visiting the Investor Relations section of the company's website at http://investors.jeld-wen.com, or by dialing (833) 921-1640 and using ID 2193734. A slide presentation highlighting the company’s results will also be available on the Investor Relations section of the company’s website.
For those unable to listen to the live event, a webcast replay will be available approximately two hours following completion of the call.
To learn more about JELD-WEN, please visit the company’s website at http://investors.jeld-wen.com.

About JELD-WEN
Headquartered in Charlotte, N.C., JELD-WEN is a leading global manufacturer of high-performance interior and exterior building products, offering one of the broadest selections of windows, interior and exterior doors, and wall systems. JELD-WEN delivers a differentiated customer experience, providing construction professionals with durable, energy-efficient products and labor-saving services that help them maximize productivity and create beautiful, secure spaces for all to enjoy. The JELD-WEN team is driven by innovation and committed to creating safe, sustainable environments for customers, associates, and local communities. The JELD-WEN family of brands includes JELD-WEN® worldwide; LaCantina™ and VPI™ in North America; Swedoor® and DANA® in Europe; and Corinthian®, Stegbar®, and Breezway® in Australia. Visit jeld-wen.com for more information.

Investor Relations Contact:
JELD-WEN Holding, Inc.
Chris Teachout
Director, Investor Relations
704-378-7007
investors@jeldwen.com

Media Contact:
JELD-WEN Holding, Inc.
Colleen Penhall
Vice President, Corporate Communications
980-322-2681
cpenhall@jeldwen.com

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements by our CEO and statements regarding our business strategies and ability to execute on our plans, market potential, future financial performance, customer demand, the potential of our categories, brands and innovations, the impact of our footprint rationalization and modernization program, the impact of acquisitions and divestitures on our business and our ability to maximize value and integrate operations, our pipeline of productivity projects, the estimated impact of tax reform on our results, litigation outcomes, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events. Forward-looking statements are generally identified by our use of forward-looking terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “seek”, or “should”, or the negative thereof or other variations thereon or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans, expectations, assumptions, estimates, and projections of our management. Although we believe that these statements are based on reasonable expectations, assumptions, estimates and projections, they are only predictions and involve known and unknown risks, many of which are beyond our control that could cause actual outcomes and results to be materially different from those indicated in such statements.

The assumptions underlying the guidance provided for 2021 include revenue growth from the acceleration in housing demand in our primary markets; improved product mix; increased pricing; a positive impact from foreign exchange; and margin expansion from volume, pricing, and productivity, partially offset by higher expenses related to material and freight inflation and SG&A. Additionally, the outlook does not include the impact of potential acquisitions or divestitures and assumes no new COVID-19 lockdowns or restrictions, which could unfavorably impact our operations, labor availability, and supply chain continuity.

Risks and uncertainties that could cause actual results to differ materially from such statements include risks associated with the impact of the COVID-19 pandemic on the company and our employees, customers, and suppliers, and other factors, including the factors discussed in our Annual Reports on Form 10-K and our other filings with the Securities and Exchange Commission.

The forward-looking statements included in this release are made as of the date hereof, and except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this release.

Non-GAAP Financial Information
This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release. The company provides certain guidance solely on a non-GAAP basis because the company cannot predict certain elements that are included in certain reported GAAP results, including the variables and individual adjustments necessary for a reconciliation to GAAP. While management is not able to specifically quantify the reconciliation items for forward-looking non-GAAP measures without unreasonable effort, management bases the estimated ranges of non-GAAP measures for future periods on its reasonable estimates of such factors as assumed effective tax rate, assumed interest expense, and other assumptions about capital requirements for future periods. The variability of these items may have a significant impact on our future GAAP results.

We use adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted EPS because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes adjusted EBITDA and adjusted EBITDA margin are helpful in highlighting trends because they exclude the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use adjusted EBITDA and adjusted EBITDA margin to measure our financial performance and also to report our results to our board of directors. Further, our executive incentive compensation is based in part on adjusted EBITDA. In addition, we use adjusted EBITDA for purposes of calculating compliance with our debt covenants in certain of our debt facilities. adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define adjusted EBITDA as net income (loss), adjusted for the following items: loss from discontinued operations, net of tax; equity earnings of non-consolidated entities; income tax (benefit) expense; depreciation and amortization; interest expense, net; impairment and restructuring charges; gain on previously held shares of equity investment; (gain) loss on sale of property and equipment; share-based compensation expense; non-cash foreign exchange transaction/translation (income) loss; other non-cash items; other items; and costs related to debt restructuring and debt refinancing. Adjusted EBITDA margin is defined as adjusted EBITDA divided by net revenues.

We present several financial metrics in "core" terms, which exclude the impact of foreign exchange and acquisitions completed in the last twelve months. We use core adjusted EBITDA, which we define as adjusted EBITDA excluding the impact of foreign exchange and acquisitions completed in the last twelve months. We define core revenue as revenue excluding the impact of foreign exchange and acquisitions completed in the last twelve months. Our use of core margin is defined as core adjusted EBITDA divided by core revenue. These "core" metrics assist management, investors, and analysts in understanding the organic performance of the operations.

We present free cash flow because we believe it assists investors and analysts in determining the quality of our earnings. We also use free cash flow to measure our financial performance and to report to our board of directors. In addition, our executive incentive compensation is based in part on free cash flow. We define free cash flow as cash flow from operations less capital expenditures (including purchases of intangible assets). Free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure. We also present net debt leverage because it is a key financial metric that is used by management to assess the balance sheet risk of the company. We define net debt leverage as net debt (total principal debt outstanding less unrestricted cash) divided by adjusted EBITDA for the last twelve month period.

Adjusted net income represents net income adjusted for certain items as presented in our reconciliation of non-GAAP, including the after-tax impact of i) non-cash foreign currency (gains) losses, ii) impairment and restructuring charges, iii) one-time non-cash gains, and iv) other non-recurring expenses associated with mergers and acquisitions and litigation. Adjusted EPS represents net income per diluted share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate adjusted net income as described above. Where applicable, such items are tax-effected at our estimated annual adjusted effective tax rate.

Other companies may compute these measures differently. Non-GAAP metrics should not be considered as alternatives to any other measures derived in accordance with GAAP.

Due to rounding, numbers presented throughout this release may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions)

	Three Months Ended
	June 26, 2021	June 27, 2020	% Variance
Net revenues	$1,245.8	$992.3	25.5%
Cost of sales	953.9	773.7	23.3%
Gross margin	291.9	218.7	33.5%
Selling, general and administrative	188.7	166.3	13.4%
Impairment and restructuring charges	1.1	2.3	(49.5)%
Operating income	102.1	50.1	103.8%
Interest expense, net	18.9	19.1	(1.1)%
Other expense (income)	0.2	(2.5)	(106.1)%
Income before taxes	83.1	33.5	148.0%
Income tax expense	22.4	10.4	114.9%
Net income (loss)	$60.7	$23.1	162.8%
Other financial data:
Adjusted EBITDA(1)	$148.2	$125.7	17.9%
Adjusted EBITDA Margin(1)	11.9%	12.7%

(1)Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA Margin, see above under the heading “Non-GAAP Financial Information.”

	Six Months Ended
	June 26, 2021	June 27, 2020	% Variance
Net revenues	$2,338.2	$1,971.5	18.6%
Cost of sales	1,810.3	1,558.5	16.2%
Gross margin	527.9	413.0	27.8%
Selling, general and administrative	380.2	338.9	12.2%
Impairment and restructuring charges	2.1	8.8	(76.5)%
Operating income	145.5	65.3	122.8%
Interest expense, net	37.3	35.7	4.6%
Other expense (income)	(10.7)	(4.8)	121.4%
Income (loss) before taxes	118.9	34.5	245.0%
Income tax expense (benefit)	32.7	11.6	182.1%
Net income (loss)	$86.2	$22.9	276.9%
Other financial data:
Adjusted EBITDA(1)	$246.2	$200.2	22.9%
Adjusted EBITDA Margin(1)	10.5%	10.2%

(1)Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA Margin, see above under the heading “Non-GAAP Financial Information.”

JELD-WEN Holding, Inc.
Selected Financial Data (Unaudited)
(In millions)

	June 26, 2021	December 31, 2020
Consolidated balance sheet data:
Cash and cash equivalents	$618.3	$735.8
Accounts receivable, net	619.0	477.5
Inventories	558.9	512.2
Total current assets	1,844.9	1,760.7
Total assets	4,004.4	3,964.7
Accounts payable	346.5	269.9
Total current liabilities	903.2	867.6
Total debt	1,719.6	1,768.0
Total shareholders’ equity	1,026.5	1,004.5

	Six Months Ended
Consolidated statement of cash flows data:	June 26, 2021	June 27, 2020
Net cash flow provided by (used in):
Operating activities	$40.7	$38.3
Investing activities	(41.5)	(38.0)
Financing activities	(110.3)	228.4

JELD-WEN Holding, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended		Six Months Ended
(amounts in millions)	June 26, 2021	June 27, 2020	June 26, 2021	June 27, 2020
Net income	$60.7	$23.1	$86.2	$22.9
Income tax expense	22.4	10.4	32.7	11.6
Depreciation and amortization	35.5	32.8	69.7	66.2
Interest expense, net	18.9	19.1	37.3	35.7
Impairment and restructuring charges(1)	1.4	2.3	2.3	9.0
(Gain) loss on sale of property and equipment	1.3	(0.3)	0.4	(2.4)
Share-based compensation expense	7.5	5.2	14.4	8.9
Non-cash foreign exchange transaction/translation (income) loss	(2.0)	8.8	(13.5)	7.6
Other items (2)	2.6	24.3	16.6	40.6
Costs relating to debt restructuring and debt refinancing	—	0.2	—	0.2
Adjusted EBITDA	$148.2	$125.7	$246.2	$200.2

(1)Impairment and restructuring charges consist of (i) impairment and restructuring charges that are included in our accompanying unaudited consolidated statements of operations plus (ii) additional charges relating to inventory and/or manufacturing of our products that are included in cost of sales in our accompanying unaudited consolidated statements of operations were $0.3 and $0.1 for the three months ended June 26, 2021 and June 27, 2020, respectively, and $0.3 and $0.2 for the six months ended June 26, 2021 and June 27, 2020, respectively.
(2)Other non-recurring items not core to ongoing business activity include: (i) in the three months ended June 26, 2021 (1) $1.5 in legal costs and professional expenses relating primarily to litigation, and (2) $0.7 in facility closure, consolidation, startup, and other related costs; (ii) in the three months ended June 27, 2020 (1) $23.0 in legal costs and professional expenses relating primarily to litigation, and (2) $1.0 in facility closure, consolidation, startup, and other related costs; (iii) in the six months ended June 26, 2021 (1) $15.3 in legal costs and professional expenses relating primarily to litigation, and (2) $0.8 in facility closure, consolidation, startup, and other related costs; (iv) in the six months ended June 27, 2020 (1) $34.7 in legal costs and professional expenses relating primarily to litigation, (2) $4.1 in facility closure, consolidation, startup, and other related costs, and (3) $1.2 in one-time lease termination charges.

	Three Months Ended		Six Months Ended
(amounts in millions, except share and per share data)	June 26, 2021	June 27, 2020	June 26, 2021	June 27, 2020
Net income	$60.7	$23.1	$86.2	$22.9
Legal costs and professional expenses	1.5	22.9	15.3	34.7
Non-cash foreign exchange transactions/translation income	(2.0)	8.8	(13.5)	7.6
Impairment and restructuring charges	1.4	2.3	2.3	9.0
Facility closure, consolidation, startup and other related costs	0.7	1.0	0.8	4.1
Acquisition and integration charges	0.2	0.1	0.2	0.1
Adjusted tax impact (1)	(2.2)	(10.5)	(3.1)	(17.6)
Adjusted net income	$60.3	$47.7	$88.2	$60.8

Diluted net income per share	$0.60	$0.23	$0.84	$0.23
Legal costs and professional expenses	0.02	0.23	0.15	0.34
Non-cash foreign exchange transactions/translation income	(0.02)	0.09	(0.13)	0.07
Impairment and restructuring charges	0.01	0.02	0.02	0.09
Facility closure, consolidation, startup and other related costs	0.01	—	0.01	0.04
Adjusted tax impact (1)	(0.03)	(0.10)	(0.03)	(0.17)
Adjusted net income per share	$0.59	$0.47	$0.86	$0.60

Diluted shares used in adjusted EPS calculation represent the fully dilutive shares for the three and six months ended June 26, 2021 and June 27, 2020, respectively.	101,670,624	100,934,273	102,141,889	101,303,975
(1)Except as otherwise noted, adjustments to net income and net income per share are tax-effected at an adjusted tax rate of 25.3% for the three months and six months ended June 26, 2021; and 25.7% for the three months and six months ended June 27, 2020.

	Six Months Ended
	June 26, 2021	June 27, 2020
Net cash provided by operating activities	$40.7	$38.3
Less capital expenditures	44.7	46.5
Free cash flow (1)	$(4.0)	$(8.2)
(1)Free cash flow is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of free cash flow, see above under the heading "Non-GAAP Financial Information".

	June 26, 2021	December 31, 2020
Total debt	$1,719.6	$1,768.0
Less cash and cash equivalents	618.3	735.8
Net debt	$1,101.3	$1,032.2
Divided by trailing twelve months adjusted EBITDA	492.3	446.4
Net debt leverage(1)	2.2x	2.3x
(1)Net debt leverage is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of net debt leverage, see above under the heading "Non-GAAP Financial Information".

JELD-WEN Holding, Inc.
Segment Results (Unaudited)
(In millions)

	Three Months Ended
	June 26, 2021	June 27, 2020
Net revenues from external customers			% Variance
North America	$740.1	$608.1	21.7%
Europe	$349.7	$261.5	33.7%
Australasia	$155.9	$122.7	27.1%
Total Consolidated	$1,245.8	$992.3	25.5%
Adjusted EBITDA(1)
North America	$115.3	$91.1	26.6%
Europe	$39.8	$28.4	40.3%
Australasia	$18.0	$15.2	18.1%
Corporate and unallocated costs	$(24.9)	$(9.0)	176.6%
Total Consolidated	$148.2	$125.7	17.9%

(1)Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information.”

	Six Months Ended
	June 26, 2021	June 27, 2020
Net revenues from external customers			% Variance
North America	$1,379.7	$1,194.8	15.5%
Europe	$670.3	$543.0	23.4%
Australasia	$288.2	$233.7	23.3%
Total Consolidated	$2,338.2	$1,971.5	18.6%
Adjusted EBITDA(1)
North America	$195.1	$140.1	39.3%
Europe	$68.6	$51.7	32.7%
Australasia	$31.2	$24.0	30.2%
Corporate and unallocated costs	$(48.7)	$(15.5)	214.0%
Total Consolidated	$246.2	$200.2	22.9%

(1)Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information.”